Press Release	Exhibit 99.1
Doral Financial Corporation Reports Financial Results
For the First Quarter Ended March 31, 2009
Announces Offer to Exchange Preferred Stock
for Shares of Common Stock and a Cash Premium
to Strengthen Tier 1 Capital
San Juan, Puerto Rico—May 7, 2008—Doral Financial Corporation (NYSE:DRL) (“Doral” or the “Company”), the holding company of Doral Bank, today announced the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which includes its results for the first quarter ended March 31, 2009. The Company reported a net loss for the quarter of $46.3 million, compared to a loss of $2.3 million for the comparable 2008 period. The Company also reported that the parent company and its two banking subsidiaries, Doral Bank and Doral Bank, FSB, continue to maintain regulatory capital ratios above well capitalized.
Doral also announced that it has initiated an offer to acquire a portion of its outstanding preferred stock in exchange for shares of common stock plus a cash payment. This offer is optional to preferred shareholders. The Company has targeted acquiring $200 million par value (liquidation amount) of preferred shares and expects this transaction will further strengthen its capital position by increasing tangible common equity and its regulatory Tier 1 capital.
“As we position Doral for the long term, our capital strength has given us the capacity to pro-actively absorb the impact of a deepening recession. This quarter, we increased our provisions and marked down certain mortgage related assets to reflect a weakened housing market and interest rate volatility. These actions, combined with our preferred stock exchange, will result in a stronger institution,” said Glen R. Wakeman, President and CEO of Doral Financial Corporation.
The preferred stock exchange offer is set to expire at 5:00 p.m. on June 8, 2009. Mackenzie Partners is acting as the exchange agent and information agent for this transaction. For further details please contact Mackenzie Partners at 800-322-2885 or 212-929-5500.
FINANCIAL HIGHLIGHTS
Net loss for the quarter ended March 31, 2009 amounted to $46.3 million, compared to $2.3 million for the comparable 2008 period. The Company’s financial performance for the first quarter of 2009, compared to the first quarter of 2008, was driven by (1) a $3.0 million reduction in net interest income primarily related to a decrease in interest income partially offset by a reduction in interest expense ; (2) an $18.8 million increase in the provision for loan and lease losses; (3) a $15.8 million decrease in non-interest income driven principally by losses on its MSR valuation and related economic hedge; and (4) a $5.9 million increase in non-interest expenses driven primarily by a severance expense resulting from a reduction in force during the first quarter of 2009.
The significant items of the Company’s financial results for the quarter ended March 31, 2009 included the following:

Net loss attributable to common shareholders for the first quarter of 2009 amounted to $54.6 million, or a diluted loss per share of $1.01, compared to $10.6 million, or a diluted loss per share of $0.20, for the corresponding 2008 period.
Net interest income for the first quarter of 2009 was $36.1 million, compared to $39.0 million for the comparable period in 2008. The decrease of $2.9 million in net interest income for 2009, compared to 2008, was mainly related to a reduction in interest income of $11.6 million, partially offset by a reduction in interest expense of $8.6 million. The reduction in interest income was principally related to (i) a reduction of $6.2 million in income on other interest-earning assets; (ii) a reduction of $3.8 million in interest income on loans; (iii) a reduction of $9.9 million in interest income on investment securities; (iv) partially offset by an increase of $8.3 million in interest income on mortgage-backed securities. Interest income was directly affected by the lower average market interest rates on the floating rate investment securities held by the Company. The reduction in interest expense resulted from the lower average market interest rates and repositioning of the Company’s funding by replacing certain callable brokered deposits with lower cost funding.
The provision for loan and lease losses was $23.6 million, compared to $4.8 million for the same period in 2008. The increase in the provision for loan and lease losses resulted from the effects of continuing deterioration of the Puerto Rico economy on the residential real estate market, causing lower home absorption rates on new construction, increased defaults on existing mortgages, weakening economic situation of existing borrowers, and the need to increase loan loss reserves.
Non-interest income for the first quarter of 2009 was $1.6 million, compared to $17.4 million for the corresponding period in 2008. The decrease in non-interest income of $15.8 million for the first quarter of 2009, compared to the same period in 2008, resulted from a decrease in the US Treasury securities portfolio value of $7.3 million in the first quarter of 2009 compared to an increase in portfolio value of $7.4 million in the first quarter of 2008, and a $1.2 million increase in loss on the value of the interest-only strip. The Company uses U.S. Treasury securities in its hedging programs and classifies the portfolio as trading, thereby requiring mark-to-market accounting for the securities.
Non-interest expense for the first quarter of 2009 was $60.4 million, compared to $54.6 million for the corresponding period in 2008, an increase of $5.8 million. Severance expenses associated with a reduction in force executed during the first quarter of 2009 resulted in an increase in compensation expense of $3.8 million compared to first quarter of 2008. The reduction in force recognized the reduced level of business activity in Puerto Rico and positions the bank for more efficient operations in future periods. In addition, increases in professional expenses related to legacy expenses, FDIC insurance expense and EDP expenses were partially offset by decreases in advertising and depreciation and amortization expenses.
The Company reported other comprehensive losses of approximately $12.7 million for the first quarter of 2009 compared to $57.2 million for the corresponding 2008 period. The Company’s other comprehensive loss for the first quarter of 2009 resulted principally from the reduction in value of its available for sale securities portfolio. As of March 31, 2009, the accumulated other comprehensive loss (net of income tax benefit) totaled $135.9 million, compared to $123.2 million as of December 31, 2008.

Doral Financial’s loan production for the first quarter of 2009 was $242.3 million, compared to $372.1 million for the comparable period in 2008, a decrease of approximately 35%. The decrease in Doral Financial’s loan production for the first quarter of 2009 reflects the reduction in Puerto Rico real estate purchase and mortgage lending activity caused by the end of the Puerto Rico government tax incentive program for the purchase of new homes, and changes in laws and regulations, such as the recent amendment to the Puerto Rico Notary Law that led to an increase in the closing costs and fees payable by persons involved in real estate purchase and mortgage loan transactions in Puerto Rico, as well as tighter loan underwriting standards.
Total assets as of March 31, 2009 and December 31, 2008 remained relatively stable at $10.1 billion. A decrease of $103.4 million in the Company’s investment securities portfolio was partially offset by increases in cash and due from banks of $28.3 million, money market investments of $57.2 million and loans of $4.3 million. A decrease of $351.5 million in deposits was offset by an increase of $379.4 million in short-term borrowings.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, Doral Financial may make forward-looking statements in its press releases, its filings with the SEC or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others. Forward-looking statements include descriptions of products or services, plans or objectives for future operations, and forecasts of revenues, earnings, cash flows or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and are generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “may” or similar expressions.
Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•	the continued recessionary conditions of the Puerto Rico and the United States economies and the continued weakness in the performance of the United States capital markets leading to, among other things, (i) a deterioration in the credit quality of our loans and other assets, (ii) decreased demand for our products and services and lower revenue and earnings, (iii) reduction in our interest margins, and (iv) decreased availability of our funding sources;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact in the credit quality of our loans and other assets which may lead to, among other things, an increase in our non-performing loans, charge-offs and loan loss provisions;

•	a decline in the market value and estimated cash flows of our mortgage-backed securities and other assets may result in the recognition of other-than-temporary-impairment of such assets under generally accepted accounting principles in the United States of America (“GAAP”) if it were also concluded that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold assets to maturity or for a period of time sufficient to allow for recovery of the amortized cost of such assets;

•	our ability to derive sufficient income to realize the benefit of the deferred tax assets;

•	uncertainty about the legislative and other measures adopted by the Puerto Rico government in response to its fiscal situation and the impact of such measures on several sectors of the Puerto Rico economy;

•	uncertainty about the effectiveness of the various actions undertaken to stimulate the United States economy and stabilize the United States financial markets, and the impact of such actions on our business, financial condition and results of operations;

•	the ability of our banking subsidiaries to issue brokered certificates of deposits as one of their funding sources;

•	increased funding costs due to continued market illiquidity and increased competition for funding;

•	changes in interest rates and the potential impact of such changes in interest rates on our net interest income and the value of our loans and investments;

•	the commercial soundness of our various counterparties of financing and other securities transactions, which could lead to possible losses when the collateral held by us to secure the obligations of the counterparty is not sufficient or to possible delays or losses in recovering any excess collateral belonging to us held by the counterparty;

•	our ability to collect payment of a receivable from Lehman Brothers, Inc. (“LBI”), which results from the excess of the value of securities owned by Doral Financial that were held by LBI above the amounts owed by Doral Financial under certain terminated repurchase agreements and forward agreement. Based on the information available to Doral Financial regarding the Securities Investor Protection Corporation (“SIPC”) liquidation proceeding for LBI, the status of its claim and the deteriorating conditions of the financial markets during the fourth quarter of 2008, Doral Financial accrued a loss of $21.6 million against the $43.3 million receivable as of December 31, 2008. As additional information becomes available, Doral Financial may need to accrue further losses or reverse losses already accrued. The actual loss that may ultimately be incurred by Doral Financial with respect to its pending LBI claim may have a significant adverse impact on Doral Financial’s results of operations.

•	the fiscal and monetary policy of the federal government and its agencies;

•	potential adverse development from ongoing enforcement actions by bank regulatory agencies;

•	higher credit losses because of federal or state legislation or regulatory action that either (i) reduces the amount that our borrowers are required to pay us, or (ii) limits our ability to foreclose on properties or collateral or makes foreclosures less economically feasible;

•	changes in our accounting policies or in accounting standards, and changes in how accounting standards are interpreted or applied;

•	general competitive factors and industry consolidation;

•	developments in the regulatory and legal environment for financial services companies in Puerto Rico and the United States; and

•	potential adverse outcome in the legal or regulatory proceedings described in Item 3 of Part I in the Company’s 2008 Annual Report on Form 10-K.
Doral Financial does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.
Contacts:
Investor Relations:
Roberto Reyna
SVP Investor Relations
787-474-5498
Media:
Lucienne Gigante
VP Public Relations
787-474-6298